Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-259163) of our report dated February 12, 2022, relating to the financial statements of Arkavia Networks SpA (Chilean Company) appearing in the Cerberus Cyber Sentinel Corporation Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 14, 2022.

BAKER TILLY CHILE LTDA.

CLAUDIO SILVA MORALES

Certified Public Accountants

Santiago, Chile
July 15, 2022

Baker Tilly Chile Auditores Consultores Ltda., trading as Baker Tilly Chile is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.